Exhibit 99.1
BuzzFeed, Inc. Announces Sale of Complex to NTWRK in All-Cash Deal

Cash Proceeds from Sale Enable BuzzFeed, Inc. to Strengthen Balance Sheet, Reduce Debt and Improve Liquidity

Company Also Announces Plans for Strategic Restructuring to Drive Annualized Cost Savings of Approximately $23M

NEW YORK, NY — FEBRUARY 21, 2024 — BuzzFeed, Inc. (Nasdaq: BZFD) today announced the closing of its sale of Complex to NTWRK to form a new and wide-ranging destination for the future of commerce and media, in an $108.6 million all cash deal. In addition to the $108.6 million purchase price, the company received approximately $5.7 million related to the use of the company’s NY offices and severance- and other employment-related costs. Refer to the Company’s 8-K filed with the SEC on February 21, 2024 for additional details.

The divestiture of Complex is expected to enhance the company’s profitability and allow for greater focus on BuzzFeed, HuffPost, First We Feast (including Hot Ones) and Tasty.

The company also announced a planned strategic restructuring intended to reduce expenses by implementing a 16% reduction in the remaining workforce, which is expected to yield approximately $23 million in annualized compensation cost savings.

The company’s restructuring, the details of which will be shared on Wednesday, February 28, 2024, is designed to reduce centralized costs and to allow the company to become more agile, sustainable, and profitable. Overall, the company will focus on optimizing sustainable revenue streams with the highest margins. BuzzFeed, First We Feast, HuffPost and Tasty will each operate entrepreneurially with individual strategies and revenue lines tailored to market and audience dynamics.
Additionally, the cash proceeds from the sale of Complex will enable BuzzFeed, Inc. to take meaningful steps toward strengthening its balance sheet and improving liquidity. The proceeds will be used to:
●Redeem a portion ($30.9 million) of the company’s convertible notes due 2026,
●Eliminate the company’s revolving credit facility by repaying it in full ($35.5 million, which includes the amount outstanding plus accrued interest and certain fees),
●Finance the strategic restructuring to occur on February 28, and
●Optimize working capital.

“The sale of Complex represents an important strategic step for BuzzFeed, Inc. as we adapt our business to be more profitable, more nimble, and more innovative.” said BuzzFeed, Inc. CEO Jonah Peretti. “This is also an opportunity to unlock greater value for the Complex brand by combining it with NTWRK’s expansive, commerce-driven business.”

Peretti continued, “The changes we announced today will enable an exciting next stage for our company, with increased focus on our iconic brands — BuzzFeed, HuffPost, First We Feast and Hot Ones, and Tasty; a more efficient cost structure and operational model; and the ability to accelerate innovation powered by AI and interactive content formats. I look forward to sharing more in the coming months.”

As of December 31, 2023, the company concluded that Complex was classified as a held for sale asset in accordance with U.S. GAAP. Today the company also issued new financial guidance for the fourth quarter ended December 31, 2023 on a continuing operations basis, which excludes expected fourth quarter contributions from Complex.

●Fourth quarter revenues on a continuing operations basis are now expected to be in the range of $73 million to $78 million (and revenue generated from the discontinued operation is now expected to be $14 million to $18 million), as compared to the financial outlook of $99 million to $110 million, provided by the company in its third quarter 2023 earnings release on November 2, 2023.
●Fourth quarter Adjusted EBITDA on a continuing operations basis is now expected to be in the range of $15 million to $20 million, as compared to the financial outlook of $20 million to $30 million, provided by the company in its third quarter 2023 earnings release on November 2, 2023.

“During the fourth quarter our experiential business was impacted in the form of lower sponsorship revenues for the brand’s annual flagship event, ComplexCon, we believe as a result of the Complex asset being held for sale,” said Matt Omer, CFO of BuzzFeed, Inc. “Further, our overall revenue performance reflects the challenges of delivering against our bundled go-to-market strategy in a tighter digital advertising market. As a result, we have made the decision to reduce the size of our centralized operations enabling our individual brands to operate with more autonomy and deliver against their differentiated value propositions for advertisers.”

The company plans to release its fourth quarter and full year 2023 financial results on Monday, March 25, 2024, after the market closes. BuzzFeed, Inc. Founder and CEO Jonah Peretti and CFO Matt Omer will host a conference call to discuss the results at 5:00 PM ET.

The financial results conference call will be available via webcast at investors.buzzfeed.com under the heading News and Events. A replay of the call will be made available at the same URL. To participate in the conference call, interested parties must register in advance.

UBS Investment Bank served as the exclusive financial advisor to BuzzFeed, Inc. on the transaction. Freshfields Bruckhaus Deringer US LLP served as external legal counsel to BuzzFeed, Inc.

The company acquired “Complex Networks” in December 2021 for approximately $198 million in cash and $96 million in equity. Included in the purchase price were both Complex and the First We Feast brands. First We Feast (including Hot Ones) was not sold to NTWRK and remains within BuzzFeed, Inc.

About BuzzFeed, Inc.
BuzzFeed, Inc. is home to the best of the Internet. Across pop culture, entertainment, shopping, food and news, our brands drive conversation and inspire what audiences watch, read, and buy now — and into the future. Born on the Internet in 2006, BuzzFeed is committed to making it better: providing trusted, quality, brand-safe news and entertainment to hundreds of millions of people; making content on the Internet more inclusive, empathetic, and creative; and inspiring our audience to live better lives.

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by management and our board of directors to measure the operational strength and performance of our business, to establish budgets, and to develop operational goals for managing our business. We define Adjusted EBITDA as net loss, excluding the impact of net (loss) income attributable to noncontrolling interests, income tax provision, interest expense, net, other expense, net, depreciation and amortization, stock-based compensation, change in fair value of warrant liabilities, change in fair value of derivative liability, restructuring costs, impairment expense, transaction-related costs, certain litigation costs, public company readiness costs, and other non-cash and non-recurring items that management believes are not indicative of ongoing operations.
We believe Adjusted EBITDA is relevant and useful information for investors because it allows investors to view performance in a manner similar to the method used by our management. There are limitations to the use of Adjusted EBITDA and our Adjusted EBITDA may not be

comparable to similarly titled measures of other companies. Other companies, including companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting the usefulness of those measures for comparative purposes. Adjusted EBITDA should not be considered a substitute for measures prepared in accordance with GAAP.
While Adjusted EBITDA is a non-GAAP financial measure, we have not provided guidance for the most directly comparable GAAP financial measure — net loss — due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary to forecast such measure.

Contacts
Media Contact
Juliana Clifton, BuzzFeed: juliana.clifton@buzzfeed.com

Investor Relations Contact
Amita Tomkoria, BuzzFeed: investors@buzzfeed.com

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